UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 11, 2024

1st FRANKLIN FINANCIAL CORPORATION

(Exact name of Registrant, as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address: 135 East Tugalo Street, P.O. Box 880, Toccoa, GA 30577
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (706) 886-7571

Former name or address, if changed since last report: n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item1.01 – Entry into Material Definitive Agreement

On December 6, 2024, 1st Franklin Financial Corporation (the “Company”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”), with BMO Bank N.A., as agent for the lenders (“the Agent”) and a lender, and the other financial institutions from time to time party hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Loan and Security Agreement.

The Loan and Security Agreement, among other things, provides available borrowings of $300 million (the “Maximum Principal Amount”). Borrowings under the Loan and Security Agreement will mature on the earlier of (i) December 6, 2027 and (ii) the date that is one hundred fifty-two (152) days prior to the scheduled maturity date of any Reinsurance Credit Facility.

Subject to the terms and conditions of the Loan and Security Agreement, the Company shall have the right at any time to increase the Maximum Principal Amount (the “Accordion Increase”) in an amount acceptable to the Agent in its sole and absolute discretion; provided however, that the aggregate amount of all Accordion Increases shall not exceed $50 million.

Available but unborrowed amounts under the Loan and Security Agreement are subject to an unused line fee. For any day prior to the first anniversary of the Closing Date, the unused line fee will be (i) 0.25% per annum if the aggregate amount of outstanding Advances is greater than 40% of the Maximum Principal Amount or (ii) 0.50% per annum if the aggregate amount of outstanding Advances is equal to or less than 40% of the Maximum Principal Amount. For any day after the first anniversary of the Closing Date, the unused line fee will be (i) 0.25% per annum if the aggregate amount of outstanding Advances is greater than 50% of the Maximum Principal Amount or (ii) 0.50% per annum if the aggregate amount of outstanding Advances is equal to or less than 50% of the Maximum Principal Amount. Interest on any outstanding borrowings will bear interest at an annual rate at all times equal to Term SOFR plus the Applicable Margin of 3.00%.

The Loan and Security Agreement contains financial covenants including:

a.As of the end of each calendar month, an EBITDA Ratio of not less than 1.25 to 1.0.

b.As of the end of each calendar month, a Short Term Funding Retention Ratio of not less than 90%.

c.As of the end of each calendar month, a Collateral Performance Indicator less than 28.00%.

d.As of the end of each calendar month, Liquidity of at least $135 million.

e.Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder has been made for a period that is equal to or greater than 180 days, as determined on a contractual basis.

f.As of the end of each calendar month, a Funded Debt to Adjusted Tangible Net Worth Ratio of not more than 3.75 to 1.00.

The Company’s obligations under the Loan and Security Agreement are secured by the Collateral of the Company. Upon the occurrence of any Event of Default or Default under the Loan and Security Agreement, then the Agent may, or at the direction of Required Lenders shall, cease making Advances hereunder. Upon the occurrence of an Event of Default, Agent may, or at the direction of Required

Lenders shall, (i) immediately terminate this Agreement and/or (ii) declare the Obligations immediately due and payable.

The foregoing description of the Loan and Security Agreement is qualified in its entirety by reference to the full text of the Loan and Security Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 2.03 – Creation of Direct Financial Obligation or an Obligation under the Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

10.1	Loan and Security Agreement, dated as of December 06, 2024, by and among the Company, BMO, N.A., as agent for the lenders, and the other financial institutions from time to time party thereto.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Brian J. Gyomory
Name:	Brian J Gyomory
Title:	Executive Vice President and CFO

Date: December 11, 2024